News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com

For Immediate Release

               Southwest Georgia Financial Corporation Announces
                    Earnings for the Second Quarter of 2007

MOULTRIE, GEORGIA, July 24, 2007 -- Southwest Georgia Financial Corporation (AMEX: SGB), a full service community bank holding company, today reported net income of $620 thousand for the second quarter of 2007 compared with net income of $1.218 million for the second quarter of 2006. On a per diluted share basis, earnings decreased 35% to $0.24 for the second quarter of 2007 from $0.37 for the second quarter of 2006. The majority of the decline in quarterly earnings was in the mortgage banking business segment. Resources in the segment at Empire Financial Services were devoted to working out one problem loan relationship.

For the first six months of 2007, net income was $1.632 million compared with net income of $2.303 million for the same period in 2006. Earnings per diluted share for the first six months of 2007 were $0.63, down 10% compared with earnings per diluted share of $.70 for the same period in 2006. The quarterly impact of the slow down in mortgage banking activities was also reflected in net income for the six-month period.

DeWitt Drew, President and CEO, commented, "I consider this quarter as somewhat of an anomaly relative to our expectations for the year. The loan that our mortgage servicing business had to address was foreclosed on in July. Thus, Empire's leadership can get back to work originating new loans. The mortgage servicing business, given the size of its pipeline, should return to a more typical level of originations."

Return on average equity for the second quarter of 2007 was lower at 8.92% compared with 12.11% for the same period in 2006. Return on average assets for the quarter was .85%, a decline of 75 basis points compared with the same period in 2006.

Balance Sheet Trends and Asset Quality

At June 30, 2007, total assets were down to $287.4 million from $308.7 million at mid-year 2006. Total loans increased over 7.5% to $130.6 million compared with $121.4 million at June 30, 2006, and increased $5.1 million from the end of 2006. Deposits declined slightly to $225.3 million at the end of the second quarter of 2007, from $227.2 million from the same period in 2006.

Mr. Drew commented, "The Bank is realizing solid, quality loan growth. We continue to have a strong base of core deposits providing a low cost source of funds. As a result, we are pleased with the improvement in our net interest margin, even though this year we have approximately $14.5 million lower base of earning assets than last year due to the stock repurchase activity in 2006."

The loan loss reserve coverage over total loans was 1.85%, while nonperforming assets to total assets grew to 0.84%, an 81 basis point increase over last year. Capital ratios well exceed the required regulatory levels. The increase in non-performing assets primarily related to one large commercial real estate loan that was foreclosed on in July and is expected to be liquidated in the third quarter without a loss to the Company.

Shareholders' equity was $27.5 million as of June 30, 2007, from $40.4 million reported June 30, 2006. On a per share basis, book value at quarter end was $10.67, down from $12.46 compared with the same period in 2006. The decrease in shareholders' equity and book value per share were due to the share repurchase activity in 2006. The Company has approximately 2.58 million shares of common stock outstanding.

Revenue

Net interest income for the second quarter of 2007 was $2.33 million compared with $2.42 million for the same period in 2006. The decrease was due primarily to higher funding costs which were partially offset by increases in interest income on loans. For the second quarter 2007, total interest income was $4.049 million and total interest expense was $1.723 million, compared with $3.965 million and $1.541 million, respectively, from the same period a year ago. The increase in total interest expense was primarily the result of higher interest expense on deposits. The average rate paid on interest-bearing deposits increased 33 basis points for the quarter compared with the same period a year ago. The Company's net interest margin improved to 3.72% for the second quarter of 2007 compared with 3.66% from the same period a year ago, and compared with 3.68% for the first quarter 2007.

Noninterest income, which was 26.3% of the Company's total revenue for the quarter, was $1.443 million for the second quarter, down nearly 40% from the same period in 2006. The largest contributor to the decline in noninterest income was mortgage banking services, which decreased 62%, or $940 thousand, from last year's second quarter. As mentioned previously, management resources were diverted from originating and closing loans to address the single problem loan. In addition, the level and timing of recognizing income from the mortgage banking business is dependent on many factors related to originating and closing relatively large commercial mortgage loans, and therefore can fluctuate from quarter to quarter. Currently, the mortgage banking business has a strong pipeline of approximately $485 million in projects. In addition to fees generated through the lending process, it also earns fees for servicing a $480 million portfolio of non-recourse loans. Revenue from service charges on deposit accounts decreased 2.3% from the same period a year ago to $421 thousand for the quarter. Revenue from insurance services decreased to $258 thousand, an 8.2% decrease compared with the second quarter of 2006. Somewhat offsetting the declines in other noninterest income revenue, brokerage services revenue increased $13 thousand, or 19%, as strong stock market performance encouraged more investing activity.

Total noninterest expense decreased 5.6% to $2.967 million from $3.142 million for the second quarter of last year. The bulk of this decrease occurred in the largest component of noninterest expense, salaries and employee benefits, which decreased 8.2% to $1.727 million for the second quarter from $1.882 million a year ago. This decline was due to decreases in incentive and benefit plan contributions. The Company discontinued its defined benefit plan at the end of 2006 and adopted a defined contribution plan for employees' retirement funding. All other major categories of noninterest expense were either relatively flat or had decreases in the second quarter of 2007 when compared with the second quarter of 2006.

Review of First Six Months of 2007

Earnings per share on a diluted basis for the first six months of 2007 were $.63 compared with $.70 for the first six months of 2006. For the first six months of this year, return on average equity improved to 11.74% compared with the same period last year, while return on average assets declined to 1.12% compared with 1.50% for the same period in 2006.

Net interest income for the first six months of 2007 was slightly lower at $4.632 million compared with $4.880 million for the same period in 2006. Net interest margin was 3.70% for the first six months of 2007, an improvement of 3 basis points from the same period a year ago.

For the first six months of 2007, noninterest income was $3.760 million, down 15.5% from the same period in 2006. The majority of the decline was a result of mortgage banking services revenue decreasing $709 thousand, or 27.8%, from the same period last year, offset somewhat by the 22.4%, or $232 thousand, improvement it realized the first quarter of this year. Income from insurance services decreased $14 thousand, or 2%, and revenue from trust services decreased $9 thousand, or 6%. These decreases in revenue were partially offset by increases in retail brokerage services of $34 thousand, or 25%, and service charges on deposit accounts of $4 thousand, or 4.8%, when comparing to the same period last year.

Noninterest expense decreased $14 thousand for the first six months of 2007 compared with the same period last year. Salary and employee benefits increased while all other noninterest expense categories decreased when comparing the first six months of 2007 to the same period last year.

Dividends and Share Repurchases

During the second quarter of 2007, the Company paid a regular $0.14 per share quarterly cash dividend. The dividend currently has a yield of approximately 2.9% at an annual dividend rate of $0.56 per share.

Through the first six months of 2007, the Company has repurchased 58,700 shares at an average price of $19.46 per share. Since the stock repurchase program began in January 2000 and including shares purchased in the 2006 tender offer, the Company has repurchased a total of 1,245,795 shares of its common stock at an average price of $18.82 per share. The price per share data and the number of shares repurchased are adjusted for any stock splits or stock dividends.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $287 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, and Worth County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website:
                                 www.sgfc.com.

SAFE HARBOR STATEMENT
This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, the ability to execute its strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION

                      CONSOLIDATED STATEMENT OF CONDITION

                 (Dollars in thousands except per share data)
                                         (Unaudited) (Audited)    (Audited)
                                           June 30,  December 31,  June 30,
                                             2007        2006        2006
ASSETS
Cash and due from banks                  $  11,361   $  11,970    $  13,346
Interest-bearing deposits in banks           1,588          83        4,278
Federal funds sold                               0         332            0
Investment securities available for sale    31,000      33,323       47,099
Investment securities held to maturity      98,235     102,233      105,773
Federal Home Loan Bank stock, at cost        1,878       1,967        2,197
Loans, less unearned income and discount   130,626     125,492      121,444
   Allowance for loan losses                (2,415)     (2,417)      (2,423)
      Net loans                            128,211     123,075      119,021
Premises and equipment                       6,465       6,579        6,767
Foreclosed assets, net                         143           0            0
Intangible assets                            1,508       1,751        2,759
Other assets                                 7,033       7,203        7,469
      Total assets                       $ 287,422   $ 288,516    $ 308,709

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  NOW accounts                           $  53,577   $  55,013    $  57,666
  Money market                              15,170      24,377       18,194
  Savings                                   22,376      22,228       23,929
  Certificates of deposit
   $100,000 and over                        28,020      25,725       24,614
  Other time accounts                       65,961      65,978       65,869
      Total interest-bearing deposits      185,104     193,321      190,272
  Noninterest-bearing deposits              40,195      33,388       36,897
      Total deposits                       225,299     226,709      227,169

  Federal funds purchased                        0           0            0
  Other borrowings                          10,000      15,000        5,000
  Long-term debt                            20,229      15,229       30,343
  Accounts payable and
   accrued liabilities                       4,348       3,621        5,757
      Total liabilities                    259,876     260,559      268,269
Shareholders' equity:
  Common stock-par value $1; 5,000,000
   shares authorized; 4,288,555 shares
   issued (*)                                4,289       4,289        4,271
  Additional paid-in capital                31,644      31,644       31,319
  Retained earnings                         17,670      16,763       16,717
  Accumulated other comprehensive income      (658)       (483)      (1,793)
      Total                                 52,945      52,213       50,514
Treasury stock - at cost (**)              (25,399)    (24,256)     (10,074)
      Total shareholders' equity            27,546      27,957       40,440
      Total liabilities and
       shareholders' equity              $ 287,422   $ 288,516    $ 308,709

*    Common stock - shares outstanding   2,580,943   2,639,643    3,246,068
** Treasury stock - shares               1,707,612   1,648,912    1,024,912

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                  CONSOLIDATED INCOME STATEMENT (unaudited*)
                 (Dollars in thousands except per share data)
                                      For the Three Months   For the Six Months
                                         Ended June 30,        Ended June 30,
                                       2007*          2006    2007*        2006
Interest income:
  Interest and fees on loans          $  2,625    $  2,296   $  5,151  $  4,280
  Interest and dividend on
   securities available for sale           333         490        684       981
  Interest on securities
   held to maturity                      1,010       1,105      2,042     2,228
  Dividends                                 31          31         62        61
  Interest on federal funds sold             0          17          0       133
  Interest on deposits with banks           50          26        103       106
          Total interest income          4,049       3,965      8,042     7,789
Interest expense:
  Interest on deposits                   1,389       1,236      2,767     2,309
  Interest on federal funds purchased        2           6          9         6
  Interest on other borrowings             130          31        259        61
  Interest on long-term debt               202         268        375       533
          Total interest expense         1,723       1,541      3,410     2,909
          Net interest income            2,326       2,424      4,632     4,880
Provision for loan losses                    0           0          0         0
          Net interest income
          after provision for losses
          on loans                       2,326       2,424      4,632     4,880
Noninterest income:
  Service charges on deposit accounts      421         431        838       834
  Income from trust services                68          74        140       149
  Income from retail brokerage
   services                                 81          68        172       138
  Income from insurance services           258         281        631       645
  Income from mortgage banking
   services                                574       1,514      1,838     2,547
  Net gain (loss) on the sale or
   abandonment of assets                     2          (1)        11         5
  Net gain (loss) on the sale
   of securities                             0           0          0         0
  Other income                              39          35        130       131
          Total noninterest income       1,443       2,402      3,760     4,449
Noninterest expense:
  Salary and employee benefits           1,727       1,882      3,706     3,670
  Occupancy expense                        207         205        413       415
  Equipment expense                        155         163        312       319
  Data processing expense                  168         171        335       344
  Amortization of intangible assets        121         123        243       245
  Other operating expense                  589         598      1,158     1,188
          Total noninterest expense      2,967       3,142      6,167     6,181
Income before income tax expense           802       1,684      2,225     3,148
Provision for income taxes                 182         466        593       845
          Net income                  $    620    $  1,218   $  1,632  $  2,303
Net income per share, basic           $   0.24    $   0.38   $   0.63  $   0.71
Net income per share, diluted         $   0.24    $   0.37   $   0.63  $   0.70
Dividends paid per share              $   0.14    $   0.13   $   0.28  $   0.26

Basic weighted average
 shares outstanding                   2,582,290   3,249,631  2,601,845 3,252,793

Diluted weighted average
 shares outstanding                   2,592,188   3,270,568  2,612,174 3,278,633

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                             Financial Highlights
                 (Dollars in thousands except per share data)
At June 30                                     2007        2006
Assets                                      $ 287,422   $ 308,709
Loans, less unearned income & discount        130,626     121,444
Deposits                                      225,299     227,169
Shareholders' equity                           27,546      40,440
Book value per share                            10.67       12.46
Loan loss reserve/loans                         1.85%       2.00%
Nonperforming assets/total assets               0.84%       0.03%

                                     Three Months     Six Months
                                     Ended June 30,   Ended June 30,
                                      2007    2006     2007    2006
Net income                           $  620 $ 1,218   $ 1,632 $ 2,303
Earnings per share, basic              0.24    0.38      0.63    0.71
Earnings per share, diluted            0.24    0.37      0.63    0.70
Dividends paid per share               0.14    0.13      0.28    0.26
Return on assets                      0.85%   1.60%     1.12%   1.50%
Return on equity                      8.92%  12.11%    11.74%  11.48%
Net interest margin (tax equivalent)  3.72%   3.66%     3.70%   3.67%
Net charge offs (recoveries)/
 average loans                       (0.01%)  0.05%     0.01%   0.05%

Quarterly                      2nd Qtr   1st Qtr   4th Qtr   3rd Qtr   2nd Qtr
Averages                        2007      2007      2006      2006      2006
Assets                        $ 290,642 $ 294,124 $ 297,049 $ 308,487 $ 304,747
Loans, less unearned
income & discount               130,310   127,548   126,126   125,106   118,950
Deposits                        224,575   229,866   229,476   224,540   224,328
Equity                           27,829    27,784    31,153    40,562    40,234
Return on assets                  0.85%     1.38%     0.73%     0.26%     1.60%
Return on equity                  8.92%    14.57%     6.92%     1.95%    12.11%
Net income                    $     620 $   1,012 $     539 $     198 $   1,218
Net income per share, basic   $    0.24 $    0.39 $    0.20 $    0.06 $    0.38
Net income per share, diluted $    0.24 $    0.39 $    0.20 $    0.06 $    0.37
Dividends paid per share      $    0.14 $    0.14 $    0.13 $    0.13 $    0.13